Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138095 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Form S-8 of Leidos Holdings, Inc., formerly known as SAIC, Inc., of our report dated June 21, 2016, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Leidos, Inc. Retirement Plan, formerly known as the Science Applications International Corporation Retirement Plan, for the year ended December 31, 2015.

/s/ Elliott Davis Decosimo, LLC

Brentwood, TN

June 21, 2016